Exhibit 99.01

Andy Rasdal	March 29, 2006

c/o DexCom, Inc.

5555 Oberlin Drive

San Diego, CA 92121

Dear Andy,

This letter serves as an amendment to the Employment Offer Letter between you and DexCom, Inc., dated November 14, 2001. The Agreement states, in part: (page 3, first full paragraph)

“In the event of a deemed liquidation event under the Company’s Certificate of Incorporation (i.e., a change of control), all of your unvested shares under the First Stock Option will vest immediately. A change of control will not cause the immediate vesting of unvested shares under the Second Stock Option except in accordance with clause (ii) above.”

Since this Letter was written and accepted, the Board of Directors has granted you additional stock options in DexCom, Inc. These options were granted based on the overall performance of the organization under your leadership and management. Further the board intends to provide you with long term incentives, including equity compensation. Finally, it is also intended that all of your equity compensation be treated in a similar fashion to the “First Stock Option” and the “Second Stock Option” grants cited above.

Therefore, the Compensation Committee, as authorized by the Board, proposes to revise the provision of your Employment Offer Letter stated above to the following:

“In the event of a deemed liquidation event under the Company’s Certificate of Incorporation (i.e., a change of control), all of your unvested shares will vest immediately.”

It is the intent of the Board that this provision shall include all of your equity grants, past, present, and future.

If you find this change acceptable, please sign and date below.

We look forward to many continued years of service and to the continued growth of DexCom, Inc.

Sincerely,

Brenton K. Ahrens (s.o.f)
Brenton Ahrens
Chairman
Compensation Committee
DexCom, Inc.

/s/ Andrew P. Rasdal
Andrew P. Rasdal
President and CEO
DexCom, Inc.